Exhibit 10.54

December 14, 2006

Robert I. Tepper

c/o Millennium Pharmaceuticals, Inc.

40 Landsdowne Street

Cambridge, MA 02139

Dear Dr. Tepper:

This letter amends the terms of your employment offer letter from Millennium Pharmaceuticals, Inc. (“Millennium” or the “Company”) dated May 5, 1994 (the “Letter Agreement”) and memorializes certain other agreements between you and the Company.  Capitalized terms used herein and not otherwise defined shall have the meaning given to them in the Letter Agreement.

1.             In consideration of your agreement to remain employed by the Company as President of R&D through March 31, 2007, or such earlier date as may be specified by the Company’s Chief Executive Officer but in no event earlier than March 6, 2007 (the “Termination Date”), you will receive: (a) the Severance Payment, provided, however, that the Severance Payment shall not be subject to reduction or cessation as provided in Section 7 of the Agreement, (b) a lump sum stay incentive payment equal to $225,000 (the “Incentive Payment”) and (c) provided that you elect continued coverage under federal COBRA law, payment of the portion of premiums of your group health insurance coverage, including coverage for your eligible dependents, that Millennium paid prior to the Termination Date, for a period of 12 months following the Termination Date or the date on which you become eligible for substantially similar group benefits at a subsequent employer, whichever is earlier.  The Severance Payment will be paid periodically in accordance with the Company’s payroll procedures and the Incentive Payment will be paid to you within three days following the Termination Date.

2.             In further consideration of your agreement to remain employed by the Company, if the Termination Date occurs prior to the date on which payments are made under the Company’s 2006 Success Sharing Bonus Program (the “2006 Program”), you will remain eligible to receive a bonus payment under the Program at the same time that bonus payments are made to other participants in the program.  You acknowledge that you will not be eligible for any payment under the Company’s 2007 Success Sharing Bonus Program.

Robert I. Tepper

December 14, 2006

3.             The consideration provided for herein supersedes the consideration provided for in Section 7 of the Letter Agreement and no additional amounts shall be payable thereunder.  All amounts that you receive from the Company hereunder will be subject to all required tax withholding.  In the event of a material breach of your continuing obligations to the Company, including under any Inventions, Non-Disclosure and Non-Competition Agreement(s) or similar agreements that you may have signed during your employment with the Company, the Company reserves the right to cease the payments described herein.

4.             In consideration of receiving the payments outlined herein, you hereby release and forever discharge and hold Millennium, as well as its current and former successors, employees, officers, directors, shareholders, parents, subsidiaries, affiliates and agents, harmless of all claims or suits of any nature whatsoever, including, but not limited to, any claims under federal, state and local laws that prohibit discrimination (including without limitation, claims of discrimination based on race, age, religion, national origin, sex, disability or handicap, and sexual orientation) and any claims with respect to breach of contract (express and/or implied), wrongful termination, Worker Adjustment and Retraining Notification Act and related state statute notification obligations, the Older Workers Benefit Protection Act of 1990 and related state statutes, intentional or negligent infliction of emotional distress, interference with contractual or advantageous business relations, loss of consortium, invasion of privacy, defamation, payment of wages, debts, costs and expenses, attorneys’ fees and other damages, and any claims arising out of or in any way related to your employment with Millennium, which you now have, may have, or may have had from the beginning of time to the Termination Date.  Nothing in this paragraph shall be construed in any way to release Millennium from its obligation to indemnify you from any third party action brought against you based on your employment with or service as an officer to Millennium pursuant to any applicable agreement or applicable law or to reduce or eliminate any coverage you may have under Millennium’s director and officer liability policies, if any.  As required by the Older Workers Benefit Protection Act of 1990, you acknowledge:  (i) that you have been advised and given the opportunity to consult with your own counsel prior to signing this Agreement; (ii) that you have been given 21 days from the receipt of this Agreement to consider whether to sign it; (iii) that you have been advised that even after you sign this Agreement, you may revoke it within 7 days of the date of your signing, by delivering a signed revocation notice to Millennium’s Senior Vice-President of Human Resources; (iv) that this Agreement shall not become effective and in force until eight (8) days after you sign it, and (v) that you will not be entitled to receive the payments described herein until after the 7-day revocation period has expired, and that, should you in fact revoke your acceptance, none of the payments outlined herein will be made.

5.             This Agreement may be amended or modified only by a written instrument executed by you and Millennium.  This agreement will be interpreted and enforced in

Robert I. Tepper

December 14, 2006

accordance with the laws of the Commonwealth of Massachusetts.  Except as expressly stated in this letter, the Letter Agreement remains unchanged and in full force and effect.

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Robert I. Tepper

December 14, 2006

Please acknowledge your agreement by countersigning this letter below.

Sincerely,

MILLENNIUM PHARMACEUTICALS, INC.

By:	/s/ STEPHEN GANSLER
Name:	Stephen Gansler
Title:	SVP, Human Resources

AGREED TO:

/s/ ROBERT I. TEPPER
Robert I. Tepper